Exhibit 23.3

Our ref	[•]
Direct tel	+852 2971 3006
E-mail	derrick.kan@maples.com

Moatable, Inc.

45 West Buchanan Street,

Phoenix, Arizona, 85003 USA

15 April 2025

Dear Sirs

Re: Moatable, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Moatable, Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 10-K for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference of our name under the heading “Item 5 Taxation” in the Annual Report and further consent to the incorporation by reference of the summary of our opinion under this heading into the Company’s registration statements on Form S-8 (File No. 333-177366, File No. 333- 209734 and File No. 333-227886) that were filed on 18 October 2011, 26 February 2016 and 19 October 2018, respectively.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP